Exhibit 10.1

Employee Resignation Agreement and General Release
June 13, 2014

This Employee Resignation Agreement and General Release (“Agreement”) sets out the terms of Michael J. Schifsky’s resignation of employment from Xhibit Corp (“Xhibit”) and its subsidiaries, SpyFire Interactive, LLC, FlyReply Corp., Stacked Digital, LLC and Xhibit Interactive, LLC (collectively the “Company”).  Under this Agreement, the Company will provide you with benefits in exchange for your agreement to waive and release any dispute(s) or possible dispute(s) you have or may have against the Company and its subsidiaries.

Terms of the Agreement:

1.	You have elected to resign from your position with Xhibit effective June 30, 2014.

2.
This Agreement completely closes out the employer-employee relationship and any claims you might have against the Company arising from that relationship.  In return for your release of claims, the Agreement provides you with benefits to which you otherwise would not be entitled.  Accordingly, you and the Company agree as follows:

a.	Whether you sign this Agreement or not, the Company will pay you the compensation, including accrued paid time off (“PTO”), that you have earned through the date of your termination.

b.
In exchange for the release of claims set forth below and your agreement to provide consulting services as requested by the Company through September 30, 2014, the Company also agrees to pay you a consulting fee equal to your current salary through September 30, 2014 (the “Consulting Fee”).  Provided you perform the consulting services as requested by the Company, you will be paid the Consulting Fee in bi-weekly installments commencing on the Company’s first regularly scheduled payroll calculated after June 30, 2014.

c.
Also in exchange for the release of claims set forth below, the Company agrees to provide you certain outplacement services.  The outplacement services consist of a program coordinated by Right Management.  Details of the Right Management outplacement services program have been provided to you.

d.
Also in exchange for the release of claims set forth below and your agreement to provide consulting services as requested by the Company through September 30, 2014, the Company agrees pay the “employer” portion of your health benefits through September 30, 2014.

e.
Also in exchange for the release of claims set forth below and your agreement to provide consulting services as requested by the Company through September 30, 2014, the Company agrees to release you from any and all claims, liabilities, or promises outside of this Agreement, known or unknown, arising out of or relating to your employment with the Company.

f.	You acknowledge that all expense checks have been previously dispersed and you have no further outstanding monies owed for the Company expenses that were charged to your personal accounts.

Even if you do not sign this Agreement, you can elect the period of continued health benefits coverage to which you are entitled under the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA).

3.	In exchange for the benefits promised you in this Agreement, you agree to the following:

a.
You irrevocably and unconditionally release and discharge the Company, its predecessors, successors, subsidiaries, and assigns, as well as past and present officers, directors, and employees, from any and all claims, liabilities, or promises outside of this Agreement, known or unknown, arising out of or relating to your employment with the Company.  You waive these claims on behalf yourself and on behalf of your heirs, assigns, and anyone making a claim through you.  The claims waived and discharged include, but are not limited to:

i.	disputed wages, including claims for any back wages or overtime;

ii.	employment discrimination claims (including claims of sex discrimination and/or sexual harassment) and retaliation under Title VII of the Civil Rights Act of 1964;

iii.	State equal employment opportunity act claims;

iv.	wrongful discharge and/or breach of contract claims; and

v.	tort claims, including invasion of privacy, defamation, fraud, and infliction of emotional distress.

b.
You will not bring any legal action or cause any action to be brought against the Company, its predecessors, successors and assigns, as well as past and present officers, directors, and employees for any claim waived and you represent and warrant that you have not filed any such claim to date.

4.
Prior to receiving any separation benefit installments, you must return all the Company property in your possession including equipment: keys; your employee badge; customer lists; price lists; all tangible and intangible property belonging to the Company or relating to your employment with the Company.  You represent and warrant that you have not retained any copies, electronic or otherwise, of any the Company property.

5.
You agree to refer any and all reference checks regarding your employment with the Company to Stephen Lewis.  You are aware that references will be limited to confirmation of your dates of employment and last position held.

6.
You agree that you will not, directly or indirectly, disclose the terms of this Agreement to anyone other than your attorney, except to the extent disclosure is required for accounting or tax reporting purposes or as otherwise required by law.

7.	This Agreement is binding on the parties and on their heirs, administrators, representatives, executors, successors, and assigns.

8.	The provisions of this Agreement are severable. If any provision is held to be invalid or unenforceable, it shall not affect the validity or enforceability of any other provision.

9.
This Agreement sets out the entire agreement between you and the Company and supersedes any and all prior oral or written agreements or understandings between you and the Company concerning your termination of employment.

10.	You represent that you:

a.	are aware that you have certain rights available to you under the Age Discrimination in Employment Act of 1967 (“ADEA”);

b.	have the right to consult with an attorney before signing this Agreement;

c.	do not waive rights or claims under ADEA that might arise after the date this waiver is executed;

d.	have 45 days from the date you receive this Agreement to consider this terms;

e.	have 7 days after signing this Agreement to revoke it;

f.	understand completely your right to review all aspects of this Agreement with an attorney of your choice;

g.	have had the opportunity to consult with an attorney of your choice; and

h.	have carefully read and fully understand all the provisions of this Agreement and that you are freely, knowingly, and voluntarily entering into this Agreement.

General Release:

This Agreement does not become effective, and none of the separation benefits will be paid, until you sign this Agreement and a 7 day revocation period has expired.

This Agreement shall be governed by and construed in accordance with the laws of the state of Arizona, without regard to its conflict of laws provisions.

If you voluntarily enter into this Agreement, please sign in the space indicated below, and return to the Company.

/s/ Michael J. Schifsky	June 13, 2014
Employee Signature	Date

Scott Wiley	/s/ Scott Wiley	June 13, 2014
For Xhibit Printed Name	Signature	Date